Filed Pursuant to Rule 424(b)(3)

Registration No. 333-148086

PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 4, 2008)

NATIONAL HEALTH PARTNERS, INC.

15,500,500 shares of common stock

The 15,500,500 shares of our common stock, $.001 par value per share, are being offered by the selling security holders identified in this prospectus. The shares were issued by us in private placement transactions. Of the shares being registered, 9,779,750 shares are issuable upon the exercise of warrants.

The information in this prospectus supplement updates certain information contained in the prospectus. You should read this prospectus supplement together with the prospectus.

The selling security holders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from sales of these shares by the selling security holders.

Our common stock trades on the OTC Bulletin Board under the symbol “NHPR.”  The closing price of our common stock on the OTC Bulletin Board on February 19, 2008, was $0.32 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 21, 2008.

SELLING SECURITY HOLDERS

The selling security holders identified in the following table are offering for resale 15,500,500 shares of our common stock of which 9,779,750 are issuable upon exercise of warrants. All of the shares of common stock and warrants were previously issued to the selling security holders in private placement transactions. A description of these transactions is set forth above under “The Offering.”

The following table sets forth as of February 19, 2008:

•                  The name of each selling security holder and any material relationship between us and such selling security holder based upon information currently available to us;

•                  The number of shares owned beneficially by each selling security holder before the offering;

•                  The percentage ownership of each selling security holder prior to the offering;

•                  The number of shares offered hereunder by each selling security holder;

•                  The number of shares owned beneficially by each selling security holder after the offering; and

•                  The percentage ownership of each selling security holder after the offering.

The information presented in this table has been calculated based on the assumption that all options and warrants will be exercised prior to completion of the offering, that all shares offered hereby will be sold, and that no other shares of our common stock will be acquired or disposed of by the selling security holder prior to the termination of this offering. The beneficial ownership set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act based on 39,369,856 shares of our common stock outstanding on February 19, 2008. Except as indicated by footnote, and subject to applicable community property laws, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares.

	Beneficial Ownership of Selling Security Holders Prior to the Offering		Number of Shares Offered	Beneficial Ownership of Selling Security Holders After the Offering
Name of Selling Security Holder	Number	Percent	Hereby	Number	Percent
Barco Investments, LLC (1)	127,000	*	127,000	-0-	*
Pierre Besuchet (2)	3,200,000	8.13%	3,200,000	-0-	*
Cobalt Enterprises, LLC (3)	600,000	1.52%	600,000	-0-	*
Eric Farrow (4)	171,000	*	171,000	-0-	*
Ben Giese (5)	2,067,334	5.25%	2,009,000	58,334	*
Eleanor Giese (6)	120,000	*	120,000	-0-	*
Giese Realty Investment (7)	3,000,000	7.62%	3,000,000	-0-	*
Jack Ramos Ranch, Inc. (8)	600,000	1.52%	600,000	-0-	*
Marshall McCord (9)	382,500	*	382,500	-0-	*

	Beneficial Ownership of Selling Security Holders Prior to the Offering		Number of Shares Offered	Beneficial Ownership of Selling Security Holders After the Offering
Name of Selling Security Holder	Number	Percent	Hereby	Number	Percent
RMS Advisors, Inc. (10)	750,000	1.91%	750,000	-0-	*
Robert Sage (11)	540,000	1.37%	450,000	90,000	*
Seaside Capital II, LLC (12)	1,500,000	3.81%	1,500,000	-0-	*
Keith Shelly (13)	1,722,500	4.38%	1,475,000	247,500	*
SLD Capital Corp. (14)	123,000	*	123,000	-0-	*
Jocelyn Suga (15)	240,000	*	240,000	-0-	*
Todd Tucker (16)	200,000	*	200,000	-0-	*
Michael Verhunce (17)	481,000	1.22%	333,000	148,000	*
Jerome Ziarko (18)	250,000	*	220,000	30,000	*

* Represents less than one percent (1%) of our shares outstanding.

(1)  The registered shares consist of 127,000 shares of common stock. The power to vote and dispose of these shares is controlled by Ernest Bartlett.

(2)  The registered shares consist of 1,200,000 shares of common stock, 1,000,000 shares underlying Class A warrants and 1,000,000 shares underlying Class B warrants acquired in the August 2007 Offering.

(3)  The registered shares consist of 200,000 shares of common stock, 200,000 shares underlying Class A warrants and 200,000 shares underlying Class B warrants acquired in the October 2007 Offering. The power to vote and dispose of these shares is controlled by Gordon Cantley.

(4)  The registered shares consist of: (i) 27,000 shares of common stock, 27,000 shares underlying Class A warrants and 27,000 shares underlying Class B warrants acquired in the October 2007 Offering; and (ii) 30,000 shares of common stock, 30,000 shares underlying Class A warrants and 30,000 shares underlying Class B warrants acquired in the November 2007 $400K Offering.

(5)  The registered shares consist of: (i) 222,000 shares of common stock, 222,000 shares underlying Class A warrants and 222,000 shares underlying Class B warrants acquired in the October 2007 Offering; (ii) 156,000 shares of common stock, 156,000 shares underlying Class A warrants and 156,000 shares underlying Class B warrants acquired in the November 2007 $400K Offering; and (iii) 500,000 shares of common stock, 125,000 shares underlying Class A warrants, 125,000 shares underlying Class B warrants and 125,000 shares underlying Class C warrants acquired in the December 2007 Offering.

(6)  The registered shares consist of 40,000 shares of common stock, 40,000 shares underlying Class A warrants and 40,000 shares underlying Class B warrants acquired in the November 2007 $400K Offering.

(7)  The registered shares consist of 1,000,000 shares of common stock, 1,000,000 shares underlying Class A warrants and 1,000,000 shares underlying Class B warrants acquired in the November 2007 $400K Offering. The power to vote and dispose of these shares is controlled by William H. Giese.

(8)  The registered shares consist of 200,000 shares of common stock, 200,000 shares underlying Class A warrants and 200,000 shares underlying Class B warrants acquired in the October 2007 Offering. The power to vote and dispose of these shares is controlled by Elwood Ramos.

(9)  The registered shares consist of: (i) 52,500 shares of common stock, 52,500 shares underlying Class A warrants and 52,500 shares underlying Class B warrants acquired in the October 2007 Offering; and (ii) 75,000 shares of common stock, 75,000 shares underlying Class A warrants and 75,000 shares underlying Class B warrants acquired in the November 2007 $510K Offering.

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(10)  The registered shares consist of 250,000 shares underlying Class A warrants, 250,000 shares underlying Class B warrants and 250,000 shares underlying Class C warrants acquired in the December 2007 Offering. The power to vote and dispose of these shares is controlled by Howard Appel.

(11)  The registered shares consist of 150,000 shares of common stock, 150,000 shares underlying Class A warrants and 150,000 shares underlying Class B warrants acquired in the October 2007 Offering.

(12)  The registered shares consist of 500,000 shares of common stock, 500,000 shares underlying Class A warrants and 500,000 shares underlying Class B warrants acquired in the November 2007 $510K Offering. The power to vote and dispose of these shares is controlled by William J. Ritger.

(13)  The registered shares consist of (i) 200,000 shares of common stock, 200,000 shares underlying Class A warrants and 200,000 shares underlying Class B warrants acquired in the November 2007 $400K Offering; and (ii) 500,000 shares of common stock, 125,000 shares underlying Class A warrants, 125,000 shares underlying Class B warrants and 125,000 shares underlying Class C warrants acquired in the December 2007 Offering.

(14)  The registered shares consist of 123,000 shares of common stock acquired in exchange for consulting services. The power to vote and dispose of these shares is controlled by Steven Rosner.

(15)  The registered shares consist of 80,000 shares of common stock, 80,000 shares underlying Class A warrants and 80,000 shares underlying Class B warrants acquired in the October 2007 Offering.

(16)  The registered shares consist of 200,000 shares of common stock acquired in exchange for consulting services.

(17)  The registered shares consist of 83,250 shares of common stock, 83,250 shares underlying Class A warrants, 83,250 shares underlying Class B warrants and 83,250 shares underlying Class C warrants acquired in the December 2007 Offering.

(18)  The registered shares consist of 55,000 shares of common stock, 55,000 shares underlying Class A warrants, 55,000 shares underlying Class B warrants and 55,000 shares underlying Class C warrants acquired in the December 2007 Offering.

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